Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-54690) pertaining to the Healthaxis Inc. 2000 Stock Option Plan, (Form S-8 No. 333-83091) pertaining to the Provident American Corporation Amended And Restated Stock Option Plan For Directors,  (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-30256) pertaining to the Healthaxis.com, Inc. Amended and Restated 1998 Stock Option Plan, and (Form S-8 No. 333-133955) pertaining to the Healthaxis Inc. 2005 Stock Incentive Plan, of our report, dated March  31, 2009, relating to our audits of the consolidated financial statements, included in this Annual Report  on Form 10-K of BPO Management Services, Inc.  and Subsidiaries for the year ended December 31, 2008.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Orange, California
March 31, 2009